Katharine Marshall
                                               Manager-Communications
                                               & Admin. Services
IMMEDIATE RELEASE                              (215) 208-3034

              CARPENTER TECHNOLOGY CONTINUES GROWTH STRATEGY
              BY ACQUIRING N.J. STRUCTURAL CERAMICS COMPANY

     Reading, PA (May 19, 1994) -- As part of its strategy to grow by entering new specialty materials businesses, Carpenter Technology Corporation (NYSE: CRS) announced today that it has agreed to acquire the stock of Certech Inc. and its affiliated companies for an undisclosed price.
      Certech, a privately held company headquartered in Wood-Ridge, New Jersey, manufactures a broad line of complex injection molded ceramic parts. Certech is an industry leader in the ceramic core market, a $100 million market worldwide that primarily serves the aerospace and power generation industries.
     The company was profitable in the fiscal year ended April 30, 1994 on sales of about $19 million.
     Carpenter will pay approximately 80 percent of the purchase price in cash and 20 percent in Carpenter stock. It will assume approximately $1.8 million of Certech's debt. Closing currently is scheduled to occur by July 31, 1994.
     Certech employs about 500 people in its Wood-Ridge; Wilkes-Barre, Pennsylvania; and Corby, Northamptonshire, U.K. manufacturing facilities. It was established in 1970 by Dr. Stuart Z. Uram, 59, who will remain with the company as president.
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     "The structural ceramics market is large and rapidly
growing, as products once fabricated from metals convert to ceramics," said Robert W. Cardy, chairman, president and CEO of Carpenter. "Certech is an ideal vehicle to participate in this market. At the same time, our market contacts should enhance Certech's growth potential."

     A significant number of Carpenter's customers have been investigating the use of structural ceramics parts, because of temperature and wear resistance, lighter weight and near-net shape capability.
     As a result, Carpenter entered into two separate R&D agreements in 1991 to evaluate expanding into such advanced materials as ceramics. Through the agreements, the company wanted to determine if it should be involved in structural ceramics, and, if so, how to enter the market.
     The agreements led to:
     * Carpenter licensing the Freeze Dry, Quick Set injection molding technology of Ceramics Process Systems Corp. (CPS) of Milford, Mass. This technology is believed to be superior for manufacturing ceramic parts for automotive and jet heat engines.
     * An option to purchase Technical Ceramics Laboratories, Inc. (TCL) of Alpharetta, Ga. by spring 1995. TCL has moved from an R&D organization to a small manufacturing operation as a result of Carpenter's involvement.



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          Like Certech, TCL manufactures complex shape, close
          tolerance parts from advanced ceramic materials by injection molding. Although the technologies employed by both companies are similar, the amount of final grinding of parts required, and the end-use markets targeted vary.
     "The R&D agreements confirmed that diversifying into ceramics made sense for us," said Dr. Nicholas F. Fiore, senior vice president, Strategic Businesses. "By acquiring Certech, we'll be able to fold our development technologies and growing market knowledge into an ongoing, profitable ceramics business.
     "We believe that we need to offer several technologies to be recognized as a viable participant in the fast growing structural ceramics industry," Fiore added.
     Carpenter, based in Reading, Pennsylvania, manufactures and markets high-performance alloys and specialty steel products for aerospace, automotive, electronics and other industries worldwide. As part of its growth strategy, the company extended its international specialty metals business last year, by entering into a joint manufacturing venture in Taiwan and acquiring a Mexican distribution company. In fiscal year 1993 (ended June 30, 1993), the company had sales of $576 million.

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